As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-218510
Registration No. 333-179307
Registration No. 333-166583
Registration No. 333-163899
Registration No. 333-147994
Registration No. 333-64207
Registration No. 333-129395
Registration No. 333-107839
Registration No. 333-90785
Registration No. 333-31903
Registration No. 333-22391
Registration No. 033-60053
Registration No. 033-51791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-218510
REGISTRATION STATEMENT NO. 333-179307
REGISTRATION STATEMENT NO. 333-166583
REGISTRATION STATEMENT NO. 333-163899
REGISTRATION STATEMENT NO. 333-147994
REGISTRATION STATEMENT NO. 333-129395
REGISTRATION STATEMENT NO. 333-107839
REGISTRATION STATEMENT NO. 333-90785
REGISTRATION STATEMENT NO. 333-31903
REGISTRATION STATEMENT NO. 333-22391
REGISTRATION STATEMENT NO. 033-60053
REGISTRATION STATEMENT NO. 033-51791

AND

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-64207

UNDER
THE SECURITIES ACT OF 1933

Cigna Holding Company
(formerly known as Cigna Corporation)
(Exact name of registrant as specified in its charter)

Delaware	001-08323	06-1059331
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

NewQuest Holdings, Inc. 2005 Stock Option Plan
HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan
CIGNA Corporation Directors Equity Plan
CIGNA Supplemental 401(k) Plan
CIGNA Deferred Compensation Plan
CIGNA 401(k) Plan
CIGNA Long-Term Incentive Plan
Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries
CIGNA-Healthsource Stock Plan of 1997
CIGNA Corporation Stock Plan
Savings and Investment Plus Plan (formerly the Cigna Employees Matched Savings Plan)
(Full title of the plans)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole S. Jones
Executive Vice President and General Counsel
Cigna Holding Company
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(215) 761-2824 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David E. Shapiro, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Cigna Holding Company, a Delaware corporation (“Cigna” or the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by Cigna:

•
Registration Statement No. 333-218510, filed with the SEC on June 5, 2017, pertaining to the registration of: (i) 9,100,000 shares of Cigna common stock, par value $0.25 per share (the “Common Stock”), issuable pursuant to the Cigna Long-Term Incentive Plan as amended and restated effective as of April 26, 2017 (the “2017 LTIP”), and (ii) an indeterminate number of additional shares of Common Stock issuable under the 2017 LTIP in the event the number of outstanding shares of Cigna is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction;

•
Registration Statement No. 333-179307, filed with the SEC on February 2, 2012, pertaining to the registration of: (i) 786,636 shares of Common Stock issuable pursuant to outstanding restricted stock awards under the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan (the “HealthSpring Plan”), (ii) 1,899,557 shares of Common Stock issuable pursuant to outstanding stock options under the HealthSpring Plan, (iii) 26,304 shares of Common Stock issuable pursuant to outstanding stock options under the NewQuest, Inc. 2005 Stock Option Plan (the “NewQuest Plan”), and (iv) any additional shares of Common Stock that may become issuable that may become issuable pursuant to the terms of the NewQuest Plan or the HealthSpring Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions;

•
Registration Statement No. 333-166583, filed with the SEC on May 6, 2010, pertaining to the registration of: (i) 500,000 shares of Common Stock issuable pursuant to the CIGNA Corporation Directors Equity Plan (the “Directors Equity Plan”), and (ii) any additional shares of Common Stock that may become issuable pursuant to the terms of the Directors Equity Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions;

•
Registration Statement No. 333-163899, filed with the SEC on December 21, 2009, pertaining to the registration of $5,000,000 aggregate amount of deferred compensation obligations under the CIGNA Supplemental 401(k) Plan;

•
Registration Statement No. 333-147994, filed with the SEC on December 11, 2007, pertaining to the registration of $20,000,000 aggregate amount of deferred compensation obligations under the CIGNA Deferred Compensation Plan (the “Deferred Compensation Plan”);

•
Registration Statement No. 333-64207, filed with the SEC on September 24, 1998, as amended by Post-Effective Amendment No. 1, filed with the SEC on August 3, 2007, pertaining to the registration of: (i) 13,500,000 shares of Common Stock issuable pursuant to the CIGNA 401(k) Plan (the “401(k) Plan”), which shares include an equal number of Rights to Purchase Junior Participating Preferred Stock, Series D (the “Series D Preferred Stock Rights”) which are attached to such shares, and (ii) an indeterminate amount of additional shares of Common Stock that would automatically be issued pursuant to the terms of the 401(k) Plan to prevent dilution resulting from any future stock splits, stock dividends or similar transactions;

•
Registration Statement No. 333-129395, filed with the SEC on November 2, 2005, pertaining to the registration of registration of $10,000,000 aggregate amount of deferred compensation obligations under the Deferred Compensation Plan;

•
Registration Statement No. 333-107839, filed with the SEC on August 11, 2003, pertaining to the registration of 10,000,000 shares of Common Stock issuable pursuant to the CIGNA Long-Term Incentive Plan, as amended and restated January 1, 2000, which shares include an equal number of Series D Preferred Stock Rights which are attached to such shares;

•
Registration Statement No. 333-90785, filed with the SEC on November 12, 1999, pertaining to the registration of registration of $30,000,000 aggregate amount of deferred compensation obligations under the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries;

•
Registration Statement No. 333-31903, filed with the SEC on July 23, 1997, pertaining to the registration of 2,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Old Common Stock”), issuable pursuant to the CIGNA-Healthsource Stock Plan of 1997, which shares include an equal number of Rights to Series D Preferred Stock Rights which are attached to such shares;

•
Registration Statement No. 333-22391, filed with the SEC on February 26, 1997, pertaining to the registration of 1,000,000 shares of Old Common Stock issuable pursuant to the CIGNA Corporation Stock Plan, which shares include an equal number of Series D Preferred Stock Rights which are attached to such shares;

•
Registration Statement No. 033-60053, filed with the SEC on June 7, 1995, pertaining to the registration of 5,000,000 shares of Old Common Stock issuable pursuant to the CIGNA Long-Term Incentive Plan, which shares include an equal number of Rights to Series D Preferred Stock Rights which are attached to such shares; and

•
Registration Statement No. 033-51791, filed with the SEC on January 4, 1994, pertaining to the registration of: (i) 1,500,000 shares of Old Common Stock issuable pursuant to the Savings and Investment Plus Plan (formerly the CIGNA Employees Matched Savings Plan) (the “Matched Savings Plan”), which shares include an equal number of Rights to Series D Preferred Stock Rights which are attached to such shares, and (ii) an indeterminate number of plan interests to be offered and sold pursuant to the Matched Savings Plan.

On December 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna, Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), Halfmoon Parent, Inc. (now known as Cigna Corporation), a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (as defined below) (“New Cigna”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Cigna prior to the Merger (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Cigna prior to the Merger (“Merger Sub 2”), (a) Merger Sub 1 merged with and into Cigna (the “Cigna Merger”), with Cigna surviving the Cigna Merger as a direct wholly owned subsidiary of New Cigna, and (b) Merger Sub 2 merged with and into Express Scripts (the “Express Scripts Merger” and, together with the Cigna Merger, the “Merger”), with Express Scripts surviving the Express Scripts Merger as a direct wholly owned subsidiary of New Cigna.  Upon the consummation of the Merger, Cigna and Express Scripts became direct wholly owned subsidiaries of New Cigna.  As a result of the transactions contemplated by the Merger Agreement, New Cigna became a publicly traded corporation, and former Cigna stockholders and former Express Scripts stockholders now own common stock of New Cigna.  In connection therewith, Cigna has terminated all offerings of the Securities pursuant to the Registration Statement.

 In accordance with an undertaking made by Cigna in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, Cigna hereby deregisters and removes from registration all securities reserved for issuance and registered under each Registration Statement that remain unsold as of the date hereof.  The Registration Statements are each hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that all of the requirements for filing on Form S-8 are met and it has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield, State of Connecticut, on December 20, 2018.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

Cigna Holding Company

By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President and General Counsel